Hanger Announces Appointment of Kathryn Sullivan to Board of Directors

Board Members Eric Green and Patricia Shrader Resign

AUSTIN, Texas, Dec. 18, 2015 - Hanger, Inc. (NYSE: HGR) (the "Company")today announced that its Board of Directors has elected Kathryn Sullivan as an independent director, effective immediately. The Company also announced the resignations of Board Members Eric Green and Patricia Shrader.

Ms. Sullivan is the Chief Executive Officer of UnitedHealthcare Employer and Individual, Local Markets, which is an operating division of UnitedHealth Group. UnitedHealth Group is a diversified, U.S.-headquartered health care company that serves the markets for health benefits through UnitedHealthcare and the growing markets for health services through Optum.

“Kathryn has vast experience as a senior executive in the third-party payer sector of the health care industry and deep expertise in financial accounting,” said Vinit Asar, President and CEO of Hanger. “Combined with her past experience on the audit and compensation committees for a public financial-services company, she will be a valuable addition to Hanger’s Board of Directors.”

Ms. Sullivan has served in her current role since March 2015. She joined UnitedHealthcare in July 2008 as Chief Executive Officer, Central Region. Prior to joining UnitedHealthcare, Ms. Sullivan was Senior Vice President and Chief Financial Officer for the Blue Cross Blue Shield Association, a federation of 36 U.S.-based health insurance organizations and companies that provided health insurance to more than 100 million people. She began her career at Blue Cross Blue Shield of Louisiana, the state’s largest health insurance company. During her 22-year tenure, she held a variety of leadership roles, including President and Chief Executive Officer from 2000-2004. From 2003 to 2011, Ms. Sullivan also served on the board of directors of Whitney Holding Corporation, the parent of Whitney National Bank, which is now a part of Hancock Holding Company, and served on the both the Audit and Compensation Committees.

Ms. Sullivan, a Certified Public Accountant, earned a bachelor’s degree in business administration, cum laude, from Northeast Louisiana University, and an MBA from Louisiana State University. She served as a 2012 Fellow in the CEO Perspectives program at Northwestern University’s Kellogg School of Management.

The resignations of Eric Green and Patricia Shrader were effective December 17. Mr. Green, Co-Head & Portfolio Manager, Middle Market Capital, Muzinich & Co., joined Hanger’s Board of Directors in 2001. Ms. Shrader, Vice President, Global Regulatory Affairs for Medtronic, Inc., joined Hanger’s Board of Directors in 2011. Both resigned to focus on other professional accountabilities.

“We thank both Eric and Patricia for their service to Hanger,” Asar said. “We especially appreciate Eric’s 14-year tenure, during which he provided dedicated partnership, helpful insight and solid guidance as a member of our Board of Directors.”

About Hanger, Inc.
Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market. Hanger's Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 750 locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. Steeped in over 150 years of clinical excellence and innovation, Hanger's vision is to be the partner of choice for products and services that enhance human physical capability. For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

SOURCE Hanger, Inc.

Investor Contact:
Paul Severt, Vice President, Corporate Finance and Treasurer
Hanger, Inc., (512) 777-3666